Exhibit 2.2

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

PLAN OF MERGER

Between

Hudson Capital Merger Sub I Inc.

(as the surviving company)

and

Hudson Capital, Inc.

(as the merging company)

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT (AS AMENDED)

PLAN OF MERGER

This Plan of Merger is made on _____________ 2021.

Between:

(1)	Hudson Capital Merger Sub I Inc. a corporation organised and existing under the laws of the State of Delaware with registered number 3622611 (the “Surviving Company”); and

(2)	Hudson Capital, Inc. a company registered in the British Virgin Islands with registered number 774536 (the “Merging Company” and together with the Surviving Company, the “Constituent Companies”).

Whereas:

(A)	The Surviving Company is a corporation organised and existing under the laws of the State of Delaware.

(B)	The Merging Company is a BVI business company registered and existing under the BVI Business Companies Act, as amended (the “Act”).

(C)	The directors of each of the Constituent Companies have determined that it is desirable and in the best interests of the relevant Constituent Company that pursuant to the provisions of section 170 of the Act, the Surviving Company be merged with the Merging Company, with the Surviving Company being the surviving company (the “Merger”).

Now therefore this Plan of Merger provides as follows:

1	For the purposes of section 172(2) of the Act:

1.1	the constituent companies to the Merger are the Surviving Company and the Merging Company;

1.2	the Surviving Company is authorised to issue 450,000,000 shares of which, 300,000,000 shares are designated common stock, par value $0.0001 and 150,000,000 are designated preferred stock, par value $0.0001. There is one (1) share of common stock, par value $0.0001 in issue, which is entitled to vote on the Merger as one class.

1.3	the Merging Company is authorised to issue an unlimited number of ordinary shares of US$0.05 par value each of which there are 6,406,146 ordinary shares in issue, all of which are entitled to vote on the Merger as one class.

2	As soon as the Merger becomes effective (the “Effective Date”):

2.1	the separate corporate existence of the Merging Company ceases;

2.2	the Surviving Company has all the rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies;

2.3	assets of every description, including choses in action, and the business of each of the Constituent Companies vest in the Surviving Company; and

2.4	the Surviving Company is liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.

3	The terms and conditions of the Merger, including the manner and basis of cancelling, reclassifying or converting shares in each Constituent Company into shares, debt obligations or other securities in the Surviving Company are set out below.

4	On the Effective Date:

4.1	each ordinary share issued and outstanding in the Merging Company on the Effective Date shall be converted into one share of fully paid and non-assessable common stock, $0.0001 par value per share in the Surviving Company; and

5	The Surviving Company shall file with the Registry of Corporate Affairs:

5.1	an agreement that service of process may be effected on it in the British Virgin Islands in respect of proceedings for the enforcement of any claim, debt, liability or obligation of the Merging Company or in respect of proceedings for the enforcement of rights of dissenting members of the Merging Company against the Surviving Company;

5.2	an irrevocable appointment of Maples Corporate Services (BVI) Limited. as its agent to accept service of process of proceedings referred to in paragraph 5.1 above;

5.3	an agreement that it will promptly pay to the dissenting members of the Merging Company the amount, if any, to which they are entitled under the Act with respect to the rights of dissenting members; and

5.4	a copy of the certificate of merger filed by the Surviving Company with the Secretary of State of the State of Delaware (the “Delaware Certificate of Merger”) together with a filing receipt or equivalent document evidencing that the Delaware Certificate of Merger has been so filed.

6

The constitutional documents of the Surviving Company in effect on the effective date shall be the constitutional documents of the Surviving Company until the same shall be altered or amended or until new constitutional documents are adopted as provided therein.

7	The Merger shall, pursuant to section 173 of the Act, be effective on date that the articles of merger are registered by the Registrar of Corporate Affairs.

8	This Plan of Merger shall be governed by and construed in accordance with the laws of the British Virgin Islands.

9	The merger shall be effective as provided by the laws of the State of Delaware.

10	This Plan of Merger may be executed in counterparts.

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Hudson Capital Merger Sub I Inc.	)

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
Hudson Capital, Inc.	)